EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 on of our report dated February 28, 2012, relating to the consolidated financial statements of Alexander & Baldwin, Inc. and subsidiaries (the “Predecessor Registrant”) and the effectiveness of Alexander & Baldwin, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
San Francisco, California
October 26, 2012